UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2010

ABAKAN INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52784 (Commission File Number)	98-0507522 (IRS Employer Identification No.)

2829 Bird Avenue, Suite 12, Miami, Florida 33133
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (786) 206-5368
n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   □     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   □     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d)     Effective April 30, 2010, the board of directors of Abakan Inc. (the “Corporation”) appointed Hermann Buschor to serve as a member of the Corporation’s board of directors.

Mr. Buschor has over 35 years of international business development experience in the oil and gas pipeline industry and related coating applications. From February 2007 until the present Mr. Buschor has worked as director of marketing for Socotherm-LaBarge LLC, a company that provides coatings and insulation for deepwater pipelines and onshore gas transmission lines. From 1999 until 2006 he worked as a sales manager for Tenaris Global Services (USA) Corp., a company that supplies pipelines for deepwater projects. Experienced in the global marketplace, Mr. Buschor’s career has taken him around the world. He has worked with the worlds leading oil and gas companies in Russia, Indonesia, Malaysia, Europe, Africa, South America, and throughout United States and Canada.

Mr. Buschor is a graduate of Zurich Trade School, Switzerland, and has studied Financial Analysis and Marketing at New York University.

The Corporation has not at this time determined if Mr. Buschor will serve on any standing committee.

Mr. Buschor has entered into an employment agreement with the Corporation. Otherwise, he has not entered into any arrangement or understanding with any other persons in connection with his appointment to the Corporation’s board of directors.

Mr. Buschor is not related to any other member of the Corporation’s board of directors.

ITEM 9.01     Financial Statements and Exhibits

(d)           The following exhibit is filed herewith:

Exhibit No.      Description

10                  Agreement dated April 30, 2010, between the Corporation and Mr. Buschor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Abakan Inc.                                         Date

By: /s/ Robert Miller                                   May 11, 2010

Name: Robert Miller

Title: Chief Executive Officer